Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AGILON HEALTH, INC.

agilon health, inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is agilon health, inc.

2. The original Certificate of Incorporation of the Corporation was filed for Agilon Health Topco, Inc. with the Secretary of State of the State of Delaware (the “Secretary of State”) on April 21, 2017. Amendments to the Certificate of Incorporation were filed with the Secretary of State on March 9, 2021 to change the Corporation’s name from Agilon Health Topco, Inc. to agilon health, inc., and on April 1, 2021.

3. This amendment and restatement of the Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors of the Corporation and by the written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

4. The Corporation’s Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the DGCL, so as to read in its entirety as set forth in the form attached hereto as Exhibit A and incorporated herein by this reference.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on the 16th day of April, 2021.

By:	/s/ Kenneth Bellendir
Name:	Kenneth Bellendir
Title:	Vice President and Secretary

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AGILON HEALTH, INC.

FIRST. Name. The name of the corporation is agilon health, inc. (the “Corporation”).

SECOND. Registered Office. The Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 2,100,000,000, consisting of: (x) 2,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (y) 100,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. Except as otherwise expressly provided herein or in a Preferred Stock Certificate of Designation (as defined herein), the number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted and no vote of the holders of shares of Common Stock or Preferred Stock voting separately as a class shall be required thereof.

1. Provisions Relating to the Common Stock.

(a) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by the DGCL, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b) Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the board of directors of the Corporation (the “Board”) at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

2. Provisions Relating to the Preferred Stock.

(a) The Preferred Stock may be issued at any time and from time to time in one or more series. The Board is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by resolution adopted in accordance with common law and by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences.

(b) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(c) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation or to a Preferred Stock Certificate of Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

3. Voting in Election of Directors. Except as may be required by the DGCL or as provided in this Amended and Restated Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

FIFTH. Management of Corporation. The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1. Except as may otherwise be provided by law, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

2. Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, between the Corporation and CD&R Vector Holdings, L.P. (together with its successors and assigns, the “CD&R Investor”), to be effective as of the date of the initial listing of the Common Stock on the New York Stock Exchange (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board, but in no event may the number of directors of the Corporation be less than one.

3. The directors of the Corporation, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. Directors of each class shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding to elect directors and the rights granted pursuant to the Stockholders Agreement. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The Board is authorized to assign members of the Board already in office to their respective class.

4. Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, (a) following the Effective Date and until the first date (the “Trigger Date”) on which the CD&R Investor ceases to beneficially own (directly or indirectly) at least forty percent (40%) of the outstanding shares of Common Stock, a director may be removed at any time, either with or without cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors and (b) from and after the Trigger Date, a director may be removed from office only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors.

5. Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding and the rights granted pursuant to the

Stockholders Agreement, and except as otherwise provided by law, any vacancy in the Board that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

6. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article FIFTH shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

7. To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses (including reasonable attorneys’ fees) to the directors and officers of the Corporation, provided that, except as otherwise provided in the By-laws, the Corporation shall not be obligated to indemnify or advance expenses to a director or officer of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director or officer, unless such action, suit or proceeding (or part thereof) has been authorized by the Board. The rights provided by this Section 7 of Article FIFTH shall not limit or exclude any rights, indemnities or limitations of liability to which any director or officer of the Corporation may be entitled, whether as a matter of law, under the By-laws, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

SIXTH. Stockholder Action by Written Consent. Until the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, including by electronic transmission, setting forth the action so taken, are: (a) signed by the holders of the outstanding shares of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (b) delivered within 60 days of the earliest dated consent so delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. From and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SEVENTH. Special Meeting of Stockholders. Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board or pursuant to a resolution of the Board adopted by at least a majority of the directors then in office, provided that, until the Trigger Date, a special meeting of the stockholders may also be called by the Secretary of the Corporation at the request of the holders of record of at least a majority of the outstanding shares of Common Stock. From and after the Trigger Date, the stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.

EIGHTH. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) (each a “Corporate Opportunity”) that are from time to time presented to the CD&R Investor or any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than the Corporation and its subsidiaries), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither the CD&R Investor nor any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such Corporate Opportunity, directs such Corporate Opportunity to another person or fails to communicate, offer or present such Corporate Opportunity, or information regarding such Corporate Opportunity, to the Corporation or its subsidiaries, unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article EIGHTH in respect of any Corporate Opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article

EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any paragraph of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of any paragraph of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article EIGHTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the By-laws, applicable law, any agreement or otherwise.

NINTH. Section 203 of the DGCL. The Corporation elects not to be governed by Section 203 of the DGCL (“Section 203”), as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date on which the CD&R Investor ceases to beneficially own (directly or indirectly) at least five percent (5%) of the outstanding shares of Common Stock. From and after such date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

TENTH. Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Sections 6 or 7 of Article FIFTH shall not adversely affect any right or protection existing under this Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Articles ELEVENTH and TWELFTH may be amended, altered or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, (a) until the Trigger Date, such amendment, alteration or repeal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote at any annual or special meeting of stockholders, and (b) from and after the Trigger Date, an amendment, alteration or repeal of Articles FIFTH, SIXTH, SEVENTH, EIGHTH,

NINTH, this Article TENTH and Articles ELEVENTH and TWELFTH is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of Common Stock then entitled to vote at any annual or special meeting of stockholders.

ELEVENTH. Amendment of the By-laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to amend, alter or repeal the By-laws, without the assent or vote of stockholders of the Corporation. Any amendment, alteration or repeal of the By-laws by the Board shall require the affirmative vote of at least a majority of the directors then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the By-laws, provided that any such action will require (a) until the Trigger Date, the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at any annual or special meeting of stockholders and (b) from and after the Trigger Date, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of Common Stock entitled to vote at any annual or special meeting of stockholders. In addition, so long as the Stockholders Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the By-laws, or the adoption of any new by-law, that would be contrary to or inconsistent with the then-applicable terms, if any, of the Stockholders Agreement, or this sentence.

TWELFTH. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders (c) any action or proceeding asserting a claim arising out of or pursuant to or seeking to enforce any right obligation or remedy under any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this Amended and Restated Certificate of Incorporation or the By-laws), or (d) any action or proceeding asserting a claim that is governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Any person or entity holding, owning, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

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